UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2010

GOLDEN QUEEN MINING CO. LTD.
(Exact name of registrant as specified in its charter)

0-21777
(Commission File Number)

British Columbia, Canada	Not Applicable
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

6411 Imperial Avenue, West Vancouver, British Columbia, Canada, V7W 2J5
(Address of principal executive offices) (Zip Code)

(604) 921-7570
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On December 7, 2010 as a result of an internal review by its management, audit committee and auditors, the registrant has determined that it will restate its financial statements for the year ended December 31, 2009 and the interim periods ended March 31, 2010 and June 30, 2010 to correct an error that was made in connection with the registrant’s adoption of a new accounting pronouncement, ASC 815-40-15, which was effective on January 1, 2009.

The registrant has concluded that the outstanding stock options, prior to the adoption of this accounting policy, were not accounted for as derivative liabilities. Effective January 1, 2009, these stock options met the criteria of a derivative instrument liability because they were exercisable in a currency other than the functional currency of the registrant and therefore did not meet the “fixed-for-fixed” criteria in ASC 815-40-15-5. As a result, the registrant is required to separately account for the stock options as a derivative instrument liability, carried at fair value and marked-to-market each period, with changes in the fair value each period charged or credited to income. This restatement has no effect on the registrant’s reported cash flows or the registrant’s development of its mineral project.

Accordingly, management of the registrant concluded, and its audit committee agreed, that the annual financial statements as at December 31, 2009 and for the year then ended and the related reports of its independent registered public accounting firm and its unaudited interim financial statements as at March 31, 2010 and June 30, 2010 and each of the quarterly periods then ended, and all earnings press releases and similar communications issued by the registrant relating to such financial statements should no longer be relied upon.

The registrant’s audit committee has discussed the matters relating to the accounting of the stock options with its independent public accountants, BDO Canada LLP and intends to file an amended Annual Report on Form 10K for the fiscal year ended December 31, 2009 and amended Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010, with the Securities and Exchange Commission promptly upon completion of the review.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Golden Queen Mining Co. Ltd.
Date	December 7, 2010	(Registrant)

/s/ Lutz Klingmann
Lutz Klingmann, President